MUNIVEST FUND, INC.

FILE # 811-5611

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
2/17/2005	New York City 5% 3/1/30 or 35	950,765,000	10,000,000

Citigroup

Bear Stearns

Morgan Stanley

UBS Financial Services

MR Beal & Co.

First Albany Capital

Goldman

JP Morgan

Lehman

Merrill & Co.

Ramirez & Co.

Roosevelt & Cross

Advest

Apex Pryor

Banc of America

CIBC World Markets

RBC Dain Rauscher

AG Edward & Sons

Jackson Securities

Janney Montgomery Scott

Legg Mason Wood

Loop Capital Markets

Popular Securities

Prager, Sealy & Co.

Raymond James & Assoc.

Wachovia

3/3/2005	Central Puget Sound 5% 11/1/30	422,815,000	5,440,000	Citigroup Lehman Merrill Lynch & Co. UBS Financial Services Banc of America Siebert Brandford Shank